Chief Communication Officer

Date:  July 12, 2021
Reference: ICA100114

This Agreement (the “Agreement”) is made effective as of the 12th day of July 2021 by and between.

NDB, Inc. (hereinafter referred as the “Company”), with its registered address at 50 California Street, Suite 1500 San Francisco, California, 94111, USA

And.

Andrew Matthews (hereinafter referred as the “Officer”), with the registered address at Alameda das Salvias #40, Itu, Sao Paulo, Brasil CEP: 13308-622.

Each party may be individually referred to herein as a “Party” or collectively as the “Parties”.

WHEREAS: Subject to the terms and conditions of this Agreement, including Exhibit A hereof, the Company hereby engages the Officer as an independent contractor to perform the services set forth herein, and the Officer hereby accepts such engagement.

WHEREAS: Company is of the opinion that the Officer has the necessary qualifications, experience and abilities to provide services to the Company.

NOW, THEREFORE, IN CONSIDERATION OF the mutual agreement hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged the parties hereto, intending legally to be bound hereby, agree as follows:

1. ENGAGEMENT OF SERVICES

  Services. Subject to the terms of this Agreement and using his own means and methods, Officer will render the services set forth in the attached Statement of Work (“SOW”), which may be added to or amended from time to time (collectively, the “Services”).
  Performance of Services. All Services will be rendered to the best of Officer’s ability and in a timely and professional manner, in compliance with all standards and rules reasonably established by Company from time to time, except that, Officer will at all times determine the method and means of Officer’s performance. Officer will bring to the immediate attention of Company any instance Officer believes this provision is not being adhered to.
  Professional Capacity. Officer is a professional who uses his or her own professional and business methods to perform Services. The Officer has not and will not receive training from the Company regarding how to perform the Services.
  Compliance with Laws. Officer will comply with all applicable laws, ordinances, rules and regulations, now or in effect in the future, in Officer’s performance of the Services.
  Company Policies. Officer agrees to abide by and comply with such corporate policies as are from time to time made applicable to Officer, so long as the Company provides notice to Officer of the terms and conditions of such policies and that such compliance is required.
  Group Company. “Group Companies” shall mean any firm, company, corporation or other organization which is directly or indirectly controlled by the Company. The term “Company” as defined on the initial page of this Agreement shall also mean “Group Companies” for the purposes of this Agreement.
  Reports. The Company may request that project plans, progress reports and a final result report to be provided by Officer on a daily or weekly or other periodic basis orally or in writing. A final results report may be due, at Company’s request, at the conclusion of the Agreement and shall be submitted to the Company in a confidential written report at such time. The plans, progress reports, and results reports shall be in such form and setting forth such information and data as is reasonably requested by the Company.

2. COMPENSATION

  The following shall serve as compensation to the Officer: (a) Company will compensate Officer for the Services as stated in, and subject to all the terms and conditions of, five thousand and eight hundred and thirty United States Dollar $5,830) per month under this Agreement. Officer acknowledges and agrees that he shall not be entitled at any time to any additional compensation for the Services. (b) Expenses. During the Term, the Officer shall bill the Company and the Company shall reimburse the Officer for certain pre-approved out-of-pocket expenses which are incurred in connection with the performance of the Services hereunder. Notwithstanding the foregoing, costs for the time spent by Officer in traveling to and from Company facilities and events shall not be reimbursable unless otherwise agreed to in writing by Company.
  Invoice. The Company will be invoiced on 25th day of each month. Invoices submitted by the Officer are due within 5 days of receipt.
  Taxes. The Officer will be responsible for all other taxes (including interest and penalties) or fees arising from transactions and documentation of transactions under the Agreement. Officer will provide Company with any forms, documents, or certifications as may be required for Company to satisfy any information reporting or withholding tax obligations with respect to any payments under this Agreement.

3. TERM

  Term. This agreement shall be from July 12, 2021 through July 12, 2022, unless earlier terminated as provided herein, or unless extended by mutual agreement expressly in writing by the parties prior to the expiration of the Term.

4. TERMINATION

  By Company. Company may terminate the contract at any time, without cause, by giving 30 days written notice to the Officer.
  By Company. The Company may terminate this Agreement immediately, without advance notice, for Cause. For purposes of this Agreement, “Cause” shall mean: The Officer (a) is convicted of any crime or offense, (ii) fails or refuses to comply with the written policies or reasonable directive of the Company after being provided written notice and 5 days’ opportunity to cure such noncompliance, (iii) is guilty of serious misconduct in connection with performance hereunder, or (iv) materially breaches provisions of this Agreement.
  By Officer. Officer may terminate the Agreement at any time, without cause, by giving 30 days written notice to the Company.
  By Both Parties. The Company and Officer may terminate the Agreement at any time, effective immediately, by mutual assent of the Company and Officer.
  Compensation Following Termination. In the event this Agreement is terminated by the Company prior to completion of Services, but where the Services partially performed, the Officer will be entitled to pro rata payment of the compensation to the date of termination provided that there has been no breach of Agreement on the part of the Officer.
  Rights Upon Termination. If this Agreement is terminated while work is in progress under the Agreement, the parties agree that all right, title, and interest in Work Product conceived or developed by Officer alone or with others in connection with the provision of Services as of the date of termination will be deemed assigned to Company.
  Return of Company Property and Documents. Officer agrees that upon expiration or termination of this Agreement, for any cause whatsoever, Officer will return to the Company all equipment, hardware, software, materials, manuals, instructions, procedures, drawings, notes, memoranda, specifications, devices, formulas, lists, and other documents or property, together with all copies thereof which were provided to Officer by or produced or developed by Officer for the Company. Officer further agrees that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, the Officer will cooperate with the Company in completing and signing the Company's termination statement.
  Force Majeure. Neither Party shall be held liable for failure to perform its contractual obligations if said failure results from an event of Force Majeure, which is understood to be any unpreventable event beyond the control of the parties ("Force Majeure"), including but not limited to: natural disasters, flood, fire, explosion, shortage of power, shortage of raw materials, labour conflicts, transportation difficulties, public unrest, strikes, wars, riots, sabotage, perils of sea, act of god, governmental action, legal restrictions or regulations, national defence requirements, actions of consumers or other pressure groups. For the avoidance of doubt, the COVID-19 pandemic does not constitute a force majeure event. In the event that Force Majeure shall continue for a period of ninety (90) days from the date the Party claiming relief due to Force Majeure gives the other Party notice thereof, the Party not claiming such relief shall have the right to terminate this Agreement by furnishing written notice to the Party claiming Force Majeure relief, with termination effective upon the expiration date of such ninety (90) day period.

5. RELATIONSHIP OF PARTIES

  Relationship. The Company and Officer each expressly agree and understand that they are creating an independent contractor relationship, and that Officer shall not be considered an employee of the Company for any purpose. The Company will not provide fringe benefits, including health insurance benefits, paid or unpaid leave, sick day, retirement, or any other benefits provided by the Company.
  Competitors. During the Term of this Agreement, Officer shall not undertake any work with any of the Company’s competitors. The determination of which businesses constitute “competitors” of Company shall be solely within the exclusive discretion of the Company.
  Notice. Officer will notify the Company immediately if, during the Term, Officer engages, in the performance of services for any competitor of the Company, or any vendor to or customer of the Company. If Officer performs services, whether as an employee or an Officer, for a competitor of Company during the Term of this Agreement, Company may terminate this Agreement immediately and without further obligations.
  Office shall devote the whole working time and attention to his duties and will not, without prior written consent of the Company directly or indirectly hold any office in or be employed or engaged by or concerned or interested in any capacity (whether paid or unpaid) in any other business or undertaking which is similar to or competitive with that of the Company or Group Companies and/or any of the Company’s suppliers and/or costumers.
  Officer shall comply with all the Company’s policies, procedures, rules, and regulations, both written and oral, as are announced by the Company from time to time.
  Should the Company consent to the Officer’s working for another employer during his placement under this Agreement, the Officer is required to give the Company such information as it may reasonably require from time to time regarding the Officer’s working time and related arrangements with the other employer to enable it to satisfy itself that such work would not in any way diminish or restrict performance of Officer’s duties under this Agreement.

6. EQUIPMENT.

  Equipment. Officer has no equipment provided by the Company. Officer shall be responsible for furnishing, at his or her expense, all equipment and supplies necessary for the provision of his or her Services hereunder.
  Working Time. The Officer shall devote the whole working time, starting from 09:00 am to 18:00 pm Sao Paulo time with one hour break between 12:00 to 13:00 pm Sao Paulo time, to his duties as specified in this Agreement.
  Office. Officer is not required to be online on the Company’s platform called PRAGLI during the working time referenced above. However, if communication with other team members becomes necessary during working hours, Officer’s presence at virtual meeting mediums will be effective and mandatory. Also, if the Officer has a scheduled virtual or physical meeting, that will be a priority, and Officer may not be disturbed. Officer presence in guiding and training the Company’s marketing and public relations team are always required.
  Place of Work: Officer’s place of work will initially be at Officer’s home address until such time as the Company establishes permanent office premises, at which point the Company reserves the right to move Officer’s normal place of work to those premises. Officer will be required to travel both within and outside of Brazil as shall be necessary for the proper performance of Officer’s duties.
  Hubstaff. Officer is not required to be registered on Hubstaff system.

7. CONFIDENTIALITY.

  Confidential and Proprietary Information.  In the course of performing the Services, the Officer will be exposed to confidential and proprietary information of Company and/or Group Companies. “Confidential Information” shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, designs, processes, procedures, formulas or improvements, which Client considers confidential and proprietary. Officer acknowledges and agrees that the Confidential Information is a valuable property of Company and/or Group Companies, developed over a long period of time at substantial expense and that it is worthy of protection.
  Confidentiality Obligations. Except as otherwise expressly permitted in this Agreement, Officer shall not disclose or use in any manner, directly or indirectly, any Confidential Information either during the term of this Agreement or at any time thereafter, except as required to perform the Services or with Company’s prior written consent.
  Rights in Confidential Information.  All Confidential Information disclosed to Officer by the Company or Group companies (i) is and shall remain the sole and exclusive property of the Company, and (ii) is disclosed or permitted to be acquired by Officer solely in reliance on Officer’s agreement to maintain the Confidential Information in confidence and not to use or disclose the Confidential Information to any other person. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest in or title to the Confidential Information to Officer.
  Irreparable Harm. Officer acknowledges that use or disclosure of any Confidential Information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy.  Accordingly, in addition to any other legal remedies which may be available at law or in equity, the Company shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of Confidential Information. The Company shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to, damages, both direct and consequential. In any action brought by the Company under this Section, the Company shall be entitled to recover its attorney’s fees and costs from the Officer.
  Required Disclosure. Nothing in this Agreement will prohibit the Officer from disclosing Confidential Information if legally required to do so by judicial or governmental order or in a judicial or governmental proceeding (“Required Disclosure”); provided that Officer shall: (i) give the Company prompt notice of such Required Disclosure prior to disclosure; (ii) cooperate with the Company in the event that it elects to contest such disclosure or seek a protective order with respect thereto; and (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested by the Required Disclosure.
  Use of Confidential Information. At all times, both during and after termination of this Agreement, Officer will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company.

8. INTELLECTUAL PROPERTY RIGHTS

  Intellectual Property. Intellectual Property shall mean a trademark, business name, design right, patent, trade secret, know-how, service mark, rights in or to confidential information, and any right which is related to or is useful in connection with the company business and/or which the Officer invents, creates, develops or gains (whether alone or jointly with any other person) during the course of engagement. “Intellectual Property rights” shall also include, but is not be limited to, domain names, copyrights, ideas, techniques, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, circuits, mask works, layouts, source code, object code, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, and the information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.
  Assignment of Work Product. The Parties agree that all Work Product, information or other materials created and developed by Officer in connection with the performance of the Services under this Agreement and any resulting intellectual property rights are the sole and exclusive property of the Company.  The Work Product includes, but is not limited to all notes, reports, documentation, drawings, computer programs, inventions, creations, works, devices, models, work-in-progress and deliverables. The Officer agrees to assign, transfer and convey, and hereby assigns transfers, and conveys, to the Company (or to such of its affiliated entities as Company may designate) or Group Companies, its successors and assigns all right, title and interest in and to the Work Product, including but not limited to, all rights in and to any inventions and designs embodied in the Work Product or developed in the course of Officer’s creation of the Work Product. The Officer retains no right to use the Work Product and agrees not to challenge the validity of the Company’s or Group Companies’ ownership in the Work Product. The foregoing assignment includes a license under any current and future patents owned or licensable by Officer as necessary to combine the Work Product or any derivative works thereof with any product, service, offering, software or intellectual property of Company. Officer, will, without additional consideration or payment, review and execute any documents in connection with such assignment or otherwise relating to the perfecting of Company’s Proprietary Rights in the Work Product, as Company or Company may reasonably request.
  Work for Hire. The Parties acknowledge that the Work Product shall, to the extent permitted by law, be considered a “work made for hire” within the definition of Section 101 of the Copyright Act of 1976, as amended, (the “Copyright Act”) and that the Company is deemed to be the author and is the owner of all copyright and all other rights therein. The Company shall be considered the author of such Work Product for purposes of copyright and shall own all the rights in and to the copyright of such Work Product, and only Company shall have the right to obtain a copyright registration on the same which Company may do in its name, its trade name, or the name of its nominee(s).
  Use of Name. The Company or Group Companies will be entitled to use the Officer’s name and/or likeness used in advertising and other materials.

9.  INSURANCE

Officer acknowledges his or her obligations to obtain appropriate insurance coverage for his or her own benefit. Officer waives any rights to recovery from the Company for any injuries that the Officer may sustain while performing services under this Agreement and that are a result of the negligence of the Officer.

10. INDEMNIFICATION

Officer agrees to indemnify and hold harmless the Company and/or its subsidiaries, affiliates and their respective directors, officers, employees, agents, successors and assigns (Company Indemnified Parties”) from all claims, losses, expenses, fees including attorney fees, costs, and judgements arising from any breach of Officer’s obligations, representations, or warranties under this Agreement, including any allegation or claim of infringement or misappropriation of any foreign or United States patent, copyright, trade secret, or other proprietary right in results.

11. REPRESENTATION AND WARRANTIES BY COMPANY

         The Company hereby represents and warrants to Officer that all of the services to be provided by Officer are lawful. Further, the Company represents and warrants to Officer that, as of the date of this Agreement: (a) Organization and Corporation Power. The Company is a C-corporation duly organized, validly existing, and in good standing under the laws of the State of California; and has all required corporate power and authority to own its property and to carry on its business as now being conducted, to enter into this Agreement and to carry out the transactions contemplated hereby. (b) Authorization. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provision of any charter, articles of incorporation, by-law, mortgage, lien, lease, agreement, contract, instrument, order judgment, or decree to which the Company is a party, or by which it is bound, and will not violate any other restriction of any other kind or character of which Company is subject.

12. REPRESENTATION AND WARRANTIES BY OFFICER

Officer has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of the obligations in this Agreement.

13. RELEASE

Officer acknowledges and agrees that he or she releases (i.e., give up) all known and unknown claims that he or she presently have against Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, though, under or in concert with any of the persons or entities listed in this section, and their successors (Released Parties), except claims that the law does not permit him or her to waive by signing this Agreement

14. PROBATIONARY PERIOD

The first three months of engagement will be a probationary period to assess the Officer’s performance and conduct. At the end of the period, if the Officer’s performance and conduct are satisfactory, the Company will inform the Officer in writing that the Officer has successfully completed the probation. If the performance or conduct is not satisfactory, the Officer may be dismissed during or at the end of the probationary period without notice immediately. Alternatively, the probationary period may be extended at the Company’s discretion for a further specified period.

15. MISCELLANEOUS

         Entire Agreement. This Agreement constitutes the entire contract between the parties. All terms and conditions contained in any other writings previously executed by the parties regarding the matters contemplated herein shall be deemed to be merged herein and superseded hereby. No modification of this Agreement shall be deemed effective unless in writing and signed by the parties hereto.
         Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Officer shall not operate or be construed as a waiver of any subsequent breach by Officer.
         Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the Party for whom intended, or seven (7) days following deposit of the same into the mail (certified mail, return receipt requested, or first class postage prepaid), facsimile (with confirmation of delivery) or overnight delivery services (with confirmation of delivery), addressed to such Party at the address set forth on the initial page of this Agreement. Either Party may designate a different address by notice to the other given in accordance herewith.
         Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provisions of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.
         Survival. The provisions of Sections 4, 5, 7, 8, and 10 (as well as any other provision that reasonably should be interpreted as surviving this Agreement) will survive any termination expiration of the term of this Agreement.
         Applicable Law. This Agreement shall be governed by the laws of the State of California. Any dispute that may arise in connection with the interpretation or implementation of this Agreement shall be submitted exclusively to the Courts of California, only.
         Free Will. The contracting parties after having read all articles of the Agreement express their free will to sign this Agreement without any imposition or any kind of influence, and their signatures confirm this.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

NDB, INC.

Signature: /s/ Nima Golsharifi
By: Dr. Nima Golsharifi
Designation:  CEO
Date: 07/13/2021

OFFICER

Signature: /s/ Andrew Matthews
By: Andrew Matthews
Designation: CCO
Date: 07/13/2021

EXHIBIT A

STATEMENT OF WORK

This Statement of Work (“SOW”) is incorporated into the Agreement by and between the Company and Officer (the “Agreement”). This SOW describes services to be performed and provided by Officer pursuant to the Agreement. If any item in this SOW is inconsistent with the Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the services to be performed under this SOW.

SCOPE OF WORK

The Company and/or Group Companies as defined in section 1.6 of this Agreement wishes to engage the Officer as an independent contractor for the Company and/or Group Companies for the purpose of conducting regular, in-depth analyses of our Company's policies and processes to ascertain strengths and shortcomings, analysing and reformulating existing and promising business contracts to maximize turnover, scrutinizing the market to elucidate clients' needs, competitors' activities, and promising avenues that have not yet been explored to identify trends and set reasonable targets in exchange for the compensation set forth above.

Officer shall be responsible for drafting short and long-term, actionable plans in consultation with the Directors, communicating strategies with staff to obtain their buy-in, training staff in appropriate techniques to support the utility of business strategies, reviewing Company’s progress using standardized metrics and compiling detailed reports that capture successes and opportunities.

The Officer is a key member of the marketing department, reporting directly to the management and will have interaction with all the members and department of the Company.

The Officer’s duties include maintaining a close relationship with the investors and planning Social Media’s campaigns as well as media and press coverages. The Officer needs to ensure the Company is able to share his visions and communicates the achievements and releases of different solutions worldwide.

Additionally, the Officer is a leader who communicates with the board, Stakeholders, Investors, NGOs, Public Institutions and communicates the corporate's mission, vision, values, and culture.

The Officer’s work also includes, but is not limited to, the following:

  Managing and sharing the Company’s newsletter and Internal reports;
  Craft and ensure high quality of multimedia content, including email announcements, press releases, messaging docs, monthly-newsletters, investor’s monthly/quarterly reports, CEO statements, website;
  Drafting websites contents for different products, solutions, and divisions;
  Develops Social Media and Press Releases strategies;
  Managing and updating information and engaging with users on Social Media platforms (Facebook, LinkedIn, and Twitter);
  High-impact media coverage on regular basis;
  Manage and develop a close Investors relationship;
  Leading the communications with investor during the fundraising stage;
  Develops and analyses metrics that showcase the company's coverage on the media, social media, newspapers;
  Running PR campaigns and delivering measurable results and meeting objective;
  Studying the organization's objectives, promotional policies, and needs to build public relations strategies that influence public opinion and promote products, ideas, and services;
  Providing strategic recommendations to the CEO and members of the executive management team;
  Build and strengthen media relations with media (across print, digital, and broadcast outlets). Monitor news cycles to identify opportunities for increasing coverage of the Company and Schedule and prep media interviews with Fellows and track total media coverage;
  Liaising with, and answering inquiries from media, individuals, and other organizations;
  Conferring with managers to identify trends and group interests and providing advice on business decisions;
  Manage the on-site event’s communication: pitching journalists and securing placements in print, broadcast, and online media;
  Bring analysis and insight into our market and ensure the Corporate has a robust mechanism for assessing our current market position and competitor analysis and use this to drive strategic decisions that ensure Works with multiple departments, such as Design, Human Resources, R&D, Compliance, and Administrations;
  Represents the Company in a way that enhances and maintains the Company’s reputation;
  Leading blockchain communications, relations, and engagements.

WORK ORDERS

The parties intend that this Agreement shall govern all services that are performed by the Officer for the Company unless of course the parties specifically agree that this Agreement shall not apply in a separate written agreement signed by authorised representative of both Parties. The precise activities to be performed in each assigned task shall be included in separate “work orders” that need not be signed by both parties and need not have written form, unless it exceeds the scope of work or one of the parties request written work orders. Unless the work orders specify otherwise, the work orders shall be subject to the terms and conditions of this Agreement.

DELIVERABLES AND SPECIFICATIONS

Officer shall use its best efforts to meet any delivery dates for Deliverables outlined in the work order(s) and to deliver Deliverables to the Officer that conforms to the project specifications outlined in such Attachment(s). Officer warrants that the Services will be performed promptly, diligently and by all reasonable professional standards for similar services, by the individual executing this Agreement. Deliverables shall include all computer programming code (in both object and source code form) if applicable, scripts, all documentation, and other written material relative thereto, and all other materials, items, media called for by the specifications or any work order.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

NDB, INC.

Signature: /s/ Nima Golsharifi
By: Dr. Nima Golsharifi
Designation:  CEO
Date: 07/13/2021

OFFICER

Signature: /s/ Andrew Matthews
By: Andrew Matthews
Designation: CCO
Date: 07/13/2021